Exhibit 23(a)


INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
Columbia Laboratories, Inc.


We hereby consent to the incorporation by reference in the Registration Statement of Columbia Laboratories, Inc. on Form S-8, of our report dated February 13, 2001, except for the third paragraph of Note 10 as to which the date is March 12, 2001, related to the consolidated financial statements of Columbia Laboratories, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 which report appears in the annual report on Form 10-K of Columbia Laboratories, Inc. for the fiscal year ended December 31, 2000.




GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 20, 2001